                                                                [Execution Copy]

                                                                    EXHIBIT 10.4
                             EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made and entered into this 8th day of February, 1999, by and between SIZZLER INTERNATIONAL, INC., a Delaware corporation (the "Company"), and CHARLES L. BOPPELL ("Executive").

     WHEREAS, the Company desires to engage the services of Executive as its President and Chief Executive Officer on the terms and conditions set forth herein, and Executive desires to accept such employment with the Company;

     NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Employment and Duties.  The Company hereby employs Executive as its
          ---------------------
President and Chief Executive Officer to perform such duties and functions as shall be specified from time to time by the Company's Board of Directors (the "Board"). During the term of this Agreement, Executive shall not be required without his consent to undertake responsibilities not consistent with his position as the Company's President and Chief Executive Officer. Executive hereby accepts such employment and agrees to perform his duties pursuant to this Agreement and to observe and comply with all lawful written policies and practices of the Company as they now exist and as they may be duly and properly adopted from time to time.

     2.   Base Salary.  For all services to be rendered by Executive to the
          -----------
Company, Executive shall be paid a base salary at the rate of three hundred and fifty thousand dollars ($350,000) per year. Executive's base compensation shall be reviewed at least annually and may be increased at the discretion of the Board, but during the term of this Agreement it may not be decreased below the then-effective base salary. Executive's salary shall be paid on a regular periodic basis in accordance with the normal payment pattern for executive officers of the Company. The base salary payable under this Section 2 shall be in addition to, and exclusive of, any payments to Executive from time to time under bonus, incentive compensation or similar plans now in effect or which hereafter may be adopted.

     3.   Performance Bonus.  With respect to each full fiscal year of the
          -----------------
Company during which Executive is employed by the Company pursuant to this Agreement (each, a "Bonus Year"), Executive shall be entitlesd to earn a performance bonus in accordance with the Company's standard bonus plan, a copy of the current version of which is attached hereto as Exhibit A. The calculation and payment to Executive of any performance bonus earned pursuant to this Section 3 shall be made as soon as practicable in the fiscal year of the Company immediately succeeding each Bonus Year following preparation of the Company's annual financial statements for each such Bonus Year.

     4.   Stock Options.  Executive shall participate in the Company's Amended
          -------------
and Restated 1997 Stock Option Plan (or such other stock option plan as may hereafter be adopted to provide for the grant of stock options to executive officers of the Company) pursuant to which Executive is receiving a grant of options on the date hereof to purchase 1,000,000 shares of the Company's Common Stock (the "Options"). The exercise price payable by Executive to the Company upon exercise of the Options shall be the closing price for shares of the Company's Common Stock on The New York Stock Exchange on the business day prior to the grant of the Options on the date of this Agreement. The said Options shall vest and become exercisable periodically, beginning one year from the date of this Agreement with respect to 200,000 shares and an additional 200,000 shares on each annual anniversary date thereafter. The form of stock option agreement between the Company and Executive is attached hereto as Exhibit B.

    5.  Other Benefits.
        --------------

        (a) Executive shall be entitled to such fringe benefits and perquisites as are generally made available to executive officers of the Company and such other fringe benefits as may be approved by the Board in the future for executive officers of the Company.

        (b) The Company shall furnish Executive with a motor vehicle of his choice to use for business purposes in accordance with the Company's policies in effect from time to time.

        (c) Executive shall be entitled to a paid vacation each year of at least four weeks subject to the present vacation policy of the Company with respect to senior executives.

        (d) The Company agrees to include Executive's name among nominees for election to the Board, and will use its best efforts to ensure the election of Executive to the Board throughout the term of this Agreement.

        (e) The Company will provide Executive with, and pay the premiums on, a policy of term life insurance providing a death benefit to Executive of $1 million (provided, however, that Executive is insurable at no more than 200% of standard premium rates for his age category).

    6.  Reimbursement of Expenses. The Company shall pay or reimburse Executive
        -------------------------
for all reasonable business expenses incurred by Executive in connection with the performance of his duties hereunder, provided that Executive furnishes to the Company receipts and other appropriate documentation reasonably acceptable to the Company evidencing such expenditures.

    7.  Performance of Duties. In consideration of the payments to be made to
        ---------------------
him hereunder, Executive agrees to devote his entire business time and attention to the performance of his duties hereunder, to serve the Company diligently to the best of his abilities and not to compete with the Company in any manner whatsoever. Without limiting the generality of the foregoing, Executive shall not, during the term of his employment by the Company, directly or indirectly (whether for compensation or otherwise), alone or as an agent, principal, partner, officer, employee, trustee, director, shareholder or in any other capacity, own, manage, operate, join, control or participate in the ownership, management, operation or control of or furnish any capital to or be connected in any manner with or provide any services as a consultant for any business which competes directly or indirectly with the restaurant business of the Company as it may be conducted from time to time; provided, however, that notwithstanding the foregoing, nothing contained in this Section 7 shall be deemed to preclude Executive from owning not more than one percent (1%) of the publicly-traded capital stock of an entity which is engaged in the restaurant business. Executive may continue any civic, educational or charitable activities in which he is now engaged and may serve on boards of directors of other companies, if consistent with this Section 7 or if otherwise approved by the Board.

      8.     Term and Termination
             --------------------

             (a) The initial term of Executive's employment with the Company shall commence on the date hereof and shall continue until February 7, 2004 or until (i) the initial term of this Agreement is extended by mutual written agreement of the parties or (ii) termination otherwise occurs as contemplated by this Section 8.

             (b) In the event of Executive's death or in the event of Executive's total disability for any consecutive four (4) month period during the term of this Agreement, this Agreement shall terminate, and in such event the sole right hereunder of Executive, Executive's surviving spouse or Executive's legal representative, as the case may be, shall be to: (i) receive, as the case may be, the base salary due Executive through the last day of the month in which his death shall have occurred or through the last day of the four month period of Executive's disability; (ii) have any and all previously accrued bonuses or vested options vest in Executive or in his estate immediately, plus, in the event of his disability, 50,000 Options which were otherwise unvested shall vest and become exercisable with respect to each fiscal quarter Executive was employed during the year in which he became disabled; and (iii) in the event of termination by reason of disability, have the Company continue to maintain in effect at its expense COBRA medical coverage for eighteen (18) months following the date of disability termination.

             (c) The Company may terminate this Agreement For Cause (as defined herein) upon thirty (30) days prior to written notice to Executive. For the purposes of this Agreement, the term "For Cause" shall mean: (i) Executive's breach of his covenants contained in this Agreement; (ii) Executive's entry of a plea of guilty or nolo contendere in a court of competent jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment of his conviction of any such offense; (iii) Executive's commission of any act of fraud in connection with, or related to, his duties hereunder; or (iv) Executive's willful misconduct, dishonesty or gross negligence in performance of his duties as determined in good faith by the Company's Board. If, however, a termination is made pursuant to either subsection (i) or (iv) of this Section 8(c), Executive shall be entitled to a period of one month to correct and cure the grounds for the termination to the reasonable satisfaction of the Company's correct and cure the grounds for the termination to the reasonable satisfaction of the Company's Board. Upon termination of Executive For Cause, this Agreement shall immediately terminate, and Executive shall not be entitled to any further rights or payments hereunder. Without limiting the generality of the foregoing, Executive shall have no right on or after the date of such termination to any of the benefits set forth in Section 5 hereof (other than payment for accrued vacation, any payment of base salary pursuant to Section 2 (other than payment for services rendered prior to the date of such termination), any payment of a performance bonus pursuant to Section 3 for the Bonus Year in which such termination occurs, or any other benefit or payment of any kind whatsoever.

          (d) The Company shall be entitled to terminate Executive's employment without cause at any time upon thirty (30) days prior written notice, provided, however, that (i) if the termination occurs prior to February 1, 2001, the Company shall continue to make, for a period of two years from the date of termination, base salary payments to Executive plus monthly payments of one-twelfth of the average of the annual performance bonuses Executive actually received from the Company during the last two fiscal years prior to his termination; (ii) if the termination occurs on or after February 1, 2001, the Company shall continue to make, for a period of one year from the date of termination, base salary payments to Executive plus monthly payments of one-twelfth of the average of the annual performance bonuses Executive actually received from the Company during the last two fiscal years prior to his termination; (iii) Executive shall be entitled to receive all appropriate COBRA insurance benefits at the expense of the Company during an additional eighteen
(18) month period; (iv) in addition to Executive's right to exercise his vested Options, he shall also be entitled (x) to exercise an additional 50,000 Options for each fiscal quarter he remained employed by the Company in the year of his termination under this Section 8(d) and (y) to receive a prorated portion of the annual performance bonus which had accrued for his benefit through the end of the last fiscal quarter he was employed; and (v) Executive shall not be required or obligated to obtain other employment to mitigate the payments due to him hereunder. It is expressly understood and agreed that the continuation of payments of base salary to Executive as contemplated by this Section 8(d) shall not constitute Executive to be considered to be an ongoing employee of the Company.

          (e) Executive shall be entitled to terminate this Agreement upon thirty (30) days prior written notice to the Company if Just Grounds (as defined herein) exist therefor. For the purposes of this Agreement, the term "Just Grounds" shall mean: (i) a material breach by the Company of its covenants contained in this Agreement; or (ii) a material reduction or expansion in the scope of authority and duties and responsibilities assigned to Executive by the Board which is inconsistent with Executive's serving in the capacity as the Chief Executive Officer of the Company; or (iii) relocation of the Company's principal executive offices to a location more than fifty (50) miles from its present location shown in Section 12(f) below; or (iv) a Change in Control (as defined herein) in the ownership of the Company. For the purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if any "person" (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than 50.1% of the voting power of the Company's then outstanding securities as a result of purchases or acquisition of shares of the Company's Common Stock which are not expressly approved by the Board. For purposes of this Section 8(e), the Board expressly approving the 50.1% voting power ownership must consist of individuals who for the previous consecutive twelve (12) month period, constituted at least a majority of the Board. In the event that Executive seeks to terminate this Agreement pursuant to either subsection (i) or (ii) of this Section 8(e), the Company shall be entitled to a period of one month to correct and cure the grounds for termination to the reasonable satisfaction of Executive.

       Upon termination of Executive's employment pursuant to subsections (i),
(ii) or (iii) of this Section 8(e), Executive shall receive the compensation and benefits which would be provided to him if the termination occurred under
Section 8(d) above. Upon termination of Executive's employment without cause or his resignation upon Just Grounds at any time during the term of this Agreement after a Change of Control has occurred of the type contemplated by subsection
(iv) of this Section 8(e), then (x) Executive shall receive a lump sum severance payment equal to twice (A) the annual base salary then being paid to Executive as contemplated by Section 2 hereof plus (B) the average performance bonus earned by Executive during the Company's latest two fiscal years and (y) all of the Options granted to Executive pursuant to Section 4 above shall be accelerated and vested so that Executive shall be immediately entitled to exercise all Options granted to him thereunder.

    9.  Confidentiality.
        ---------------

          (a) The Company and Executive recognize that during the course of Executive's employment with the Company he will accumulate certain crucial proprietary and confidential information and trade secrets used in the Company's business and will become aware of certain crucial confidential and proprietary information and trade secrets about the business, operations and prospects of the Company, including, without limitation, confidential and proprietary information regarding suppliers and employees of the Company, which constitute valuable business assets providing the Company the opportunity to obtain an advantage over competitors who do not know or use such information or have access to it without the investment of considerable resources. Executive hereby acknowledges and agrees that such information (the "Proprietary Information") is confidential and proprietary and a trade secret of the Company.

          (b) Executive agrees that he shall not, at any time subsequent to the execution of this Agreement, whether during or after the term hereof, disclose, divulge or make known, directly or indirectly, to any person, or otherwise use or exploit, any Proprietary Information obtained by Executive at any time prior to or subsequent to the execution of this Agreement, except to the extent required by his performance of duties hereunder for the Company. Executive agrees to disclose to the Company the identity and nature of any contacts with any person or entity soliciting from Executive disclosure of any Proprietary Information or soliciting Executive's involvement in any business venture competitive with the Company. Executive shall not conceal from or fail to disclose to the Company, or divert or exploit for his own personal profit or that of others, any business opportunity or other opportunity to acquire an interest in or a contractual relationship with any person or entity where such person or entity is in the Company's line of business or where such contractual relationship involves the acquisition of real estate and which would be considered a feasible and advantageous opportunity or acquisition for the Company. Upon termination of this Agreement, Executive will deliver to the Company all tangible documentation and repositories of supplier and employee lists, files, records of research, proposals, reports, memoranda, photographs, business methods and techniques, computer software and programming, budgets and other financial plans and information and other materials or records or writings of any other type (including all copies thereof) made, used or obtained by, or provided to, Executive, containing any Proprietary Information, whether obtained prior to or subsequent to the execution of this Agreement.

     10.     Non-Solicitation of Employees, Suppliers and Others. Executive
             ---------------------------------------------------
agrees that during the period from the date of termination of this Agreement until two (2) years after the termination of this Agreement he shall not solicit any employee or supplier of the Company, and he shall not participate in any endeavor or activity which would disrupt the Company's good business relationships with the employees, suppliers and/or other persons engaged in business or activities relating to the Company, and he shall not make any false, deceptive or misleading statement or statements to any one or more of such suppliers or such persons which would be likely to cause such disruption.

     11.     Arbitration.
             ------------

             (a) Any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement or the breach hereof, or the subject matter hereof (except in instances where only injunctive relief is sought by the Company), shall be finally settled by arbitration held in Los Angeles, California. The Company and Executive shall each select an arbitrator from a panel of seven (7) arbitrators (the "Arbitration Pool") obtained by the Company from the Federal Mediation and Conciliation Service within thirty (30) days of receiving written notice form either party demanding any such proceeding. Such two chosen arbitrators shall agree on a third arbitrator from the Arbitration Pool within fifteen (15) days thereafter. In the event an agreement has not been reached on the third arbitrator by the end of such fifteen (15) day period, the third arbitrator shall be chosen by the American Arbitration Association. The arbitration shall be held and a final decision reached within thirty (30) days thereafter. The decision of a majority of the three chosen arbitrators shall be final and conclusive on the parties, and there shall be no appeal therefrom. A decision of the arbitrators may be enforced by the prevailing party in a court of competent jurisdiction. All other issues in connection with such arbitration shall be in accordance with the Rules of the American Arbitration Association.

             (b) The parties hereby agree that an action to compel arbitration pursuant to this Agreement may be brought in any appropriate court and in connection therewith the laws of the State of California shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrators but only if necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrators and of such court and waive any objection to the jurisdiction of such arbitrators or court.

     12.     Miscellaneous.
             -------------

             (a) Executive represents and warrants to the Company that (i) his is not now under any obligation of a contractual or other nature to any person, firm or corporation which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his obligations hereunder and (ii) this Agreement constitutes the valid and legally binding obligation of Executive enforceable in accordance with its terms. The Company represents and warrants to Executive that the execution, delivery and performance by the Company of this Agreement has been duly authorized by the Board and constitutes a valid and legally binding obligation of the Company enforceable in accordance with its terms.

          (b) In the event that the Company sells or issues an aggregate of more than 300,000 shares of its Common Stock in any consecutive twelve (12) month period for a price per share which is either (i) less than the prevailing per share closing market price on the date of issuance or (ii) less than the exercise price of Executive's unexercised Options, then the exercise price payable by Executive with respect to his unexercised Options shall be appropriately adjusted so as to provide Executive with anti-dilution protection. Specifically excepted from the provisions of this Section 12(b), however, shall be sales of Common Stock of the Company upon exercise of stock options duly granted under stock option plans of the Company.

          (c) In the event that any amount or benefit that may be paid or otherwise provided to Executive by the Company (collectively, "Covered Payments"), is or may become subject to the tax imposed under Code Section 4999 ("Excise Tax"), the Company will pay to Executive a "Reimbursement Amount," equal to the total of: (A) any Excise Tax on the Covered Payments, plus (B) any Federal, state, and local income taxes, employment and excise taxes (including the Excise Tax) on the Reimbursement Amount (but without reduction for any Federal, state, or local income or employment taxes on such Covered Payments), plus (C) the product of any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Reimbursement Amount in Executive's adjusted gross income multiplied by the highest applicable marginal rate of Federal, state, and local income taxation, respectively, for the calendar year in which the Reimbursement Amount is to be paid. Notwithstanding the foregoing, if the after-tax value of the Covered Payments Executive would have netted after all taxes (federal, state and local income, employment and excise taxes) had the present value of his total Covered Payments equalled 2.99 times his Base Amount (as defined under Code Section 280G(b)(2)) is equal to at least 85 percent of the amount Executive would net after all taxes (federal, state and local income, employment and excise taxes) had he received all Covered Payments and the Reimbursement Amount, then no Reimbursement shall be paid and the present value of his total Covered Payments shall be limited to 2.99 times his Base Amount. For purposes of this Section 12(c), Executive shall be deemed to pay (i) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the Reimbursement Amount is to be paid and (ii) any applicable state and local income taxes at the highest applicable marginal rate of taxation for the calendar year in which such Reimbursement Amount is to be paid, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income.)

          (d) The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any subsequent breach thereof.

          (e) This Agreement constitutes the entire Agreement of Executive and the Company and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof, and it may only be amended in a writing duly signed by both parties.

              (f) Any and all notices referred to herein shall be sufficiently furnished if in writing, and sent by registered or certified mail, postage prepaid, or by facsimile transmission (but only if confirmation of receipt is subsequently received by the sender either orally or in writing), or by overnight courier (if such overnight courier guarantees next day delivery and such notice is sent for delivery on a day on which such courier guarantees such overnight delivery), to the respective parties at the following addresses or such other address as either party may from time to time designate in writing set forth in this Section 12(f):

        The Company:

                    Sizzler International, Inc.
                    6101 West Centinela Avenue
                    Suite 200
                    Culver City, California 90230
                    Attention: Chairman of the Board
                    Facsimile: (310) 645-6646

        Executive:  Charles L. Boppell
                    11837 Henley Lane
                    Los Angeles, California 90077
                    Facsimile: (310) 476-3678

              (g) If any portion of this Agreement shall be invalid or unenforceable for any reason, there shall be deemed to be made such minor changes (and only such minor changes) in such provisions or portion as are necessary to make it valid and enforceable. The invalidity or unenforceability of any provision or portion of this Agreement shall not affect the validity or enforceability of any other provisions or portions of this Agreement. If any such unenforceable or invalid provision or provisions shall be rendered enforceable and valid by changes in application law, then such provision or provisions shall be deemed to read as they presently do in this Agreement without change.

              (h) The rights and obligations of the parties hereto shall inure to and be binding upon the parties hereto and their respective heirs, successors and assigns.

              (i) The waiver by either party of a breach of a provision of this Agreement shall not operate or be construed as a waiver of a subsequent breach hereof.

              (j) This Agreement is intended to and shall be governed by, and interpreted under and construed in accordance with, the laws of the State of California, without reference to any conflict of laws or principles.

              (k) If any litigation, arbitration or any other proceeding is instituted in connection with or related to this Agreement, the non-prevailing party in such litigation, arbitration or other proceeding shall pay the expenses, including, without limitation, the attorneys' fees and expenses of investigation, of the prevailing party; provided, however, that the maximum amount for which the non-prevailing party shall be responsible under this Section 12(k) shall be $100,000.

     (1) The Company and Executive expressly agree that the provisions of Sections 9, 10 and 11 shall survive the termination of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

   THE COMPANY:                           SIZZLER INTERNATIONAL, INC.


                                          By:  /s/ Charles L. Boppell
                                               -----------------------------
                                          Its: Chairman of Board
                                               -----------------------------


                                          By:
                                               -----------------------------
                                          Its:
                                               -----------------------------

   EXECUTIVE:

                                          /s/ Charles L. Boppell
                                          ----------------------------------
                                          Charles L. Boppell

                                                                       EXHIBIT A

                          SIZZLER INTERNATIONAL, INC.
                      FY 99 KEY MANAGEMENT INCENTIVE PLAN


Sizzler International Inc. has created the Key Management Incentive Plan to motive those key management people who have the direct ability to influence short and long-term results and to reward them for successful attainment of the Company's objectives, goals, and strategies.

Eligibility
-----------
Employees eligible to participate in the FY 99 Incentive Plan are those designated on the FY 99 Incentive Plan structure schedules attached. The percent of salary payable as an incentive award appears in the Bonus Percent column. The Chief Executive Officer, with the approval of the Compensation Committee of the Board of Directors, may amend the participant list or percentage factors to meet special situations which may occur during the year.

Eligible employees terminating prior to the bonus payment will not be eligible to receive the payment or any portion thereof.

If an eligible employee is employed by the Company and on the payroll at the end of the fiscal year, but terminates prior to the time the incentive award is determined and distributed, any incentive award earned and due, will be payable to the employee as soon as possible.

Performance Factor
------------------
Incentive awards will be earned based on the achievement of target earnings before interest and taxes (EBIT). FY 99 Target EBIT is $13,323,000.

Payments
--------
Incentive awards will be paid out, at 25% of target bonus, with attainment of 90% ($11,990,700) of EBIT. Payments increase after 90% attainment of EBIT. Not more than nine and one-half cents ($.095) of each incremental dollar increase in target achievement over 100% will be added to the bonus pool. Participants will share in those increases in the same proportion as they do at 100% target attainment.

Administration of Plan
----------------------
This Plan is administered by the Administration Department at the direction of the Chief Executive Officer and with the approval of the Compensation Committee.

                                     SII
                               1999 Bonus Plan
                              Bonus Achievements

  EBIT                       % of                     % of
Attained                  EBIT Target             Target Bonus
---------                 -----------             ------------
$11,990.7                     90%                      25%
$12,123.9                     91%                      30%
$12,257.2                     92%                      35%
$12,390.4                     93%                      40%
$12,523.6                     94%                      45%
$12,656.9                     95%                      50%
$12,790.1                     96%                      60%
$12,923.3                     97%                      70%
$13,056.5                     98%                      80%
$13,189.8                     99%                      90%
---------                 -----------             ------------
$13,323.0                    100%                     100%
=========                 ===========             ============

Plan Note: For all EBIT above the EBIT Budget Target of $13,323, 9.5 cents of each incremental dollar will be added to the bonus pool, to be shared by the plan participants in the same proportion as their share of the bonus pool paid on 100% EBIT attainment.

                                      SII
                                1999 Bonus Plan
                                Target Modifier

                                 Bonus       Target    Participation   Earnings       Bonus      Incremental  Indicated
                       Salary   Percent       Bonus         %          Increment   Pool @ 9.5%      Bonus       Bonus      Modifier
                      --------  -------     --------   -------------   ---------   -----------   -----------  --------     --------
R. Tondro             $167,200    35%       $ 58,520      0.265        $500,000     $ 47,500     $ 12,606.35  $ 71,126     1.21542
M. Raedeke            $130,000    25%       $ 32,500      0.147        $500,000     $ 47,500     $  7,001.13  $ 39,501     1.21542
J. McGinnis           $122,700    15%       $ 18,405      0.083        $500,000     $ 47,500     $  3,964.80  $ 22,370     1.21542
M. Green              $127,500    25%       $ 31,875      0.145        $500,000     $ 47,500     $  6,866.50  $ 38,741     1.21542
T. Robinson           $102,000    25%       $ 25,500      0.116        $500,000     $ 47,500     $  5,493.20  $ 30,993     1.21542
At Large              $ 53,700     0%       $ 53,700      0.244        $500,000     $ 47,500     $ 11,568.03  $ 65,268     1.21542
                                            --------                                             -----------  --------
 Total Standard Bonus                       $220,500      1.000        $500,000     $ 47,500     $ 47,500.00  $268,000
                                            ========      =====        ========     ========     ===========  ========

                                      SII
                                1999 Bonus Plan
                               Bonus Increments

Target %                                Percent Improvement over Target EBIT
--------                                ------------------------------------
 100.00%     101.88%      103.75%       105.63%       107.51%       109.38%       111.26%       113.14%       115.01%      116.89%

Target EBIT                     EBIT Improvement over Target - $250,000 Increments
-----------                     --------------------------------------------------
 $13,323     $13,573      $13,823       $14,073       $14,323       $14,573       $14,823       $15,073       $15,323      $15,573

Target Bonus                      Bonus Pool - Target + Incremental @ 9.5%
------------                      ----------------------------------------
$220,500    $244,250     $268,000      $291,750      $315,500      $339,250      $363,000      $386,750      $410,500     $434,250

Target
Bonus %                                Modifier to "At Target" Bonus
-------                                -----------------------------
 100.00%     110.77%      121.54%       132.31%       143.08%       153.85%       164.63%       175.40%       186.17%      196.94%

                                                                       EXHIBIT B



                          SIZZLER INTERNATIONAL, INC.

                            Stock Option Agreement

     This Stock Option Agreement ("Agreement") is made and entered into this 8th day of February, 1999, by and between SIZZLER INTERNATIONAL, INC., a Delaware corporation (the "Company") and CHARLES L. BOPPELL ("Option Holder").

                                   RECITALS
                                   --------

     WHEREAS, the Board of Directors of the Company has adopted and the stockholders of the Company have approved the Sizzler International, Inc. 1997 Employee Stock Incentive Plan (the "Plan"); and

     WHEREAS, the Plan provides among other things for the grant of stock options to key employees of the Company and its subsidiaries; and

     WHEREAS, pursuant to the Plan, the Committee administering the Plan has determined that it is to the advantage and best interest of the Company and its stockholders to grant a stock option to Option Holder on the terms and conditions set forth below as an inducement to join the Company as its President and Chief Executive Officer and as an incentive to remain in the employ of the Company during the term of this Agreement;

     NOW, THEREFORE, the Company grants to Option Holder a stock option (the "Option) to purchase one million (1,000,000) shares of the Company's Common Stock, $.01 par value, at an option exercise price of $2.19 per share (which is the closing price of shares of the Company's Common Stock on the New York Stock Exchange on the last business day prior to the date of this Agreement), and Option Holder hereby confirms acceptance of such Option which is expressly subject to the following terms and conditions:

     1.  Term. The specified term of this Option shall be a period of ten (10)
         ----
years, commencing on the date of this Option.

     2.  Exercisability. The number of shares of the Company's Common Stock
         --------------
which may be purchased under this Option is as follows:

         On or after February 8, 2000, Option Holder may purchase up to 200,000 shares at $2.19 per share;

         On or after February 8, 2001, Option Holder may purchase up to an additional 200,000 shares at $2.19 per share;

         On or after February 8, 2002, Option Holder may purchase up to an additional 200,000 shares at $2.19 per share;

          On or after February 8, 2003, Option Holder may purchase up to an additional 200,000 shares at $2.19 per share; and

          On or after February 8, 2004, Option Holder may purchase up to an additional 200,000 shares at $2.19 per share.

          All purchases of shares under this Option must be made before February 8, 2009.

     3.   Method of Exercise. This Option may be exercised only by Option Holder
          ------------------
or his transferees by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order ("QDRO") as defined by the Code or title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). This Option may be exercised during its term by written notice thereof signed and delivered by Option Holder (or permitted transferee) to the Secretary of the Company at its office in the City of Los Angeles, State of California. Such notice shall state the number of shares being purchased and shall be accompanied by the option exercise price for such shares in full in cash or by cashier's check. To the extent that it would not result in liability under Section 16 of the Securities Exchange Act of 1934 ("1934 Act") (unless the Option Holder consents to such liability and consents to disgorge any profits relating thereto to the Company), the option exercise price may instead be paid, in whole or in part, in any of the following forms:

          (a) By the delivery of Common Shares, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to the Company good and valid title to such shares, free and clear of any pledge, commitment, lien, claim or other encumbrance, such shares to be valued on the basis of the fair market value of such shares on the date of exercise, provided that the Company is not then prohibited from purchasing or acquiring Common Shares; and/or

          (b) At the discretion of the Committee, by reducing the number of Common Shares to be delivered to Option Holder upon such exercise (such reduction to be valued on the basis of the aggregate fair market value, determined on the date of exercise, of the additional Common Shares that would otherwise have been delivered to Option Holder upon such exercise) provided that the Company is not then prohibited from purchasing or acquiring Common Shares.

     4.   Nontransferability. Option Holder may not transfer this Option other
          ------------------
than by will or by the laws of descent and distribution, or pursuant to a QDRO. Except as provided herein, this Option shall not be sold, transferred, assigned, conveyed, gifted, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

     5.   Option Holder's Employment Agreement. This Option is expressly subject
          ------------------------------------
to the specific terms and conditions of the Option Holder's Employment Agreement being executed on the date hereof.

     6.   Requirements of Law and of Stock Exchanges. The issuance of shares
          ------------------------------------------
upon the exercise of this Option shall be subject to compliance with all of the applicable requirements of law with respect to the issuance and sale of such shares. In addition, the Company shall not be required to issue or deliver any certificate or certificates for such purchase upon exercise of this Option prior to the admission of such shares to listing on notice of issuance on The New York Stock Exchange or any other stock exchange on which shares of the Company's Common Stock are then listed.

     By accepting this Option, Option Holder represents and agrees for himself and his permitted transferees that unless a registration statement under the Securities Act of 1933 is in effect as to shares purchased upon any exercise of this Option, any and all shares so purchased shall be acquired for investment and not for sale or for distribution, and any notice of the exercise of any portion of this Option delivered to the Company pursuant to paragraph 3 hereof shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for investment and not for sale or distribution.

     7. Notices. Any notice to be given to the Company shall be personally
        _______
delivered to or addressed to the Secretary of the Company, at its principal office, and any notice to be given to Option Holder shall be addressed to him at the address given beneath his signature hereto, or at such other address as Option Holder may hereafter designate in writing to the Company. Any notice to the Company is deemed given when received by the Company. Any notice to Option Holder is deemed given when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited, postage and registration or certification fee prepaid, in a post office or branch post office regularly maintained by the United States.

     8. Payment of Income Taxes. If the Company is required to withhold an
        _______________________
amount on account of any federal, state or local tax (including, without limitation, any income, FICA, disability insurance, or employment tax) imposed as a result of the exercise of the Option, Option Holder shall, concurrently with such withholding, pay such amount to the Company in full in cash; provided, however, that in the discretion of the Committee, and to the extent that it would not result in liability under Section 16 of the 1934 Act (unless Option Holder consents to such liability and consents to disgorge any profits, relating thereto to the Company), the payment of such amount to the Company may be made, in whole or in part:

        (a) with Common Shares delivered by Option Holder concurrently with such withholding, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to the Company good and valid title to such shares, free and clear of any pledge, commitment, lien, or other encumbrance (such shares to be valued on the basis of the fair market value of such shares on the date of such sale or exercise), provided that the Company is not then prohibited from purchasing or acquiring Common Shares; and/or

        (b) by reducing the number of Common Shares to be delivered to Option Holder upon exercise of such Option (such reduction to be valued on the basis of the aggregate fair market value (determined on the date of such exercise) of the additional Common Shares that would otherwise have been delivered to Option Holder upon exercise of such option), provided that the Company is not then prohibited from purchasing or acquiring Common Shares.

     9.  Stock Option Plan. This Option is subject to all of the terms and
         -----------------
conditions of the Company's 1997 Employee Stock Incentive Plan as the same shall be amended from time to time in accordance with the terms thereof, but no such amendment shall, without Option Holder's consent, adversely affect Option Holder's rights under this Option. The interpretation and construction by the Committee of the Plan, this Agreement, the Option, and such rules and regulations as may be adopted by the Committee for the purpose of administering the Plan, shall be final and binding upon Option Holder. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Plan.

     10. Stockholder Rights. Option Holder shall be entitled to vote, receive
         ------------------
dividends, and be deemed the holder of Common Stock of the Company purchasable hereunder only to the extent this Option shall have been duly exercised (in whole or in part) to purchase such Common Stock in accordance with the provisions of this Agreement.

     11. Governing Law. This Agreement and the Option granted hereunder shall be
         -------------
construed and enforced in accordance with the laws of the State of Delaware (except to the extent prempted by federal law).

     IN WITNESS WHEREOF, the Company has granted and issued this Option, at Culver City, California, on the day and year first above written.

SIZZLER INTERNATIONAL, INC.

By:  /s/ James A. Collins
    ----------------------------
    James A. Collins
    Chief Executive Officer

                               ACCEPTED:

                               /s/ Charles L. Boppell
                               -----------------------------------------
                               "Option Holder"--Charles L. Boppell

                               Address:  11837 Henley Lane
                                         Los Angeles, California 90077

                               ###-##-####
                               -----------------------------------------
                               Social Security Number

                                       4